Exhibit 99.1
McKESSON REPORTS FISCAL 2010 FOURTH-QUARTER
AND FULL-YEAR RESULTS
•	Revenues of $26.6 billion for the fourth quarter and $108.7 billion for the full year.
•	Fourth-quarter earnings per diluted share of $1.26 and full-year earnings per diluted share of $4.62.
•	Excluding adjustments to litigation reserves, full-year earnings per diluted share of $4.58, up 13%.
•	Board of Directors authorized an additional $1 billion share repurchase program.
•	Fiscal 2011 Outlook: Earnings per diluted share of $4.72 to $4.92.
SAN FRANCISCO, May 3, 2010 — McKesson Corporation (NYSE: MCK) today reported that revenues for the fourth quarter ended March 31, 2010 were $26.6 billion compared to $26.2 billion a year ago. Fourth-quarter earnings per diluted share was $1.26 compared to $1.01 per diluted share a year ago. Last year’s fourth-quarter earnings were impacted by a non-cash, pre-tax impairment charge of $63 million ($60 million after-tax), or approximately 22 cents per diluted share.
     For the fiscal year, McKesson had revenues of $108.7 billion compared to $106.6 billion a year ago and earnings per diluted share of $4.62 compared to $2.95 a year ago. Earnings per diluted share was impacted by a pre-tax litigation credit of $20 million ($12 million after-tax) in Fiscal 2010 and by a pre-tax litigation charge of $493 million ($311 million after-tax) in Fiscal 2009. Excluding these adjustments to the litigation reserves, earnings per diluted share was $4.58 compared to $4.07 a year ago.
     “Our full-year results reflect the breadth of our product offering, strong customer relationships, and outstanding execution throughout the year on opportunities to increase our business. We entered the year at a time of economic uncertainty. We are pleased that we were able to overcome a challenging environment and deliver double-digit earnings growth,” said John H. Hammergren, chairman and chief executive officer.
     For the year, McKesson generated cash from operations of $2.3 billion and ended the year with a cash balance of $3.7 billion and a gross debt-to-capital ratio of 23.4%. During the year, McKesson repurchased $299 million of common stock, paid $131 million in dividends, and had capital investments of $378 million.
     At its most recent meeting, the Board of Directors authorized an additional share repurchase of $1 billion, bringing the total authorization to more than $1.5 billion.
     “Our strong balance sheet and cash flow provide us with opportunities to deploy capital to advance our long-term strategic objectives,” Hammergren commented. “Over time, we have used our portfolio approach for acquisitions, share repurchases, dividends and internal investment, creating significant value for shareholders. Our increased share repurchase authorization maximizes our flexibility to begin deploying our significant cash balances, and we also will continue to pursue acquisition opportunities that will advance our mission to improve the quality and safety of the healthcare system.”
Segment Results
     Distribution Solutions revenues were up 2% for the fourth quarter and for the year. U.S. pharmaceutical distribution revenues were flat for the quarter. For the full year, U.S. pharmaceutical distribution revenues increased modestly, primarily reflecting market growth and new and expanded distribution agreements, partially offset by the loss of certain customers in late Fiscal 2009. Throughout the year, we continued to see a shift of revenues to direct store delivery from sales to customers’ warehouses.
     Canadian revenues, on a constant currency basis, grew 3% for the quarter primarily due to market growth rates. Including the favorable currency impact of 20%, Canadian revenues increased 23% for the quarter. For the full year, Canadian revenues grew 7% on a constant currency basis. Including the favorable currency impact of 3%, Canadian revenues grew 10% for the full year.
     Medical-Surgical distribution and services revenues were up 5% in the fourth quarter and 8% for the full year.

     In the fourth quarter, Distribution Solutions gross profit of $1.2 billion was up 11% compared to the fourth quarter a year ago. Full-year gross profit of $4.2 billion was up 7% from a year ago. The increases in gross profit for the quarter and year were aided by the impact of the H1N1 flu virus, which helped drive an improved mix of higher margin revenues in Distribution Solutions. Gross profit also benefited from the timing and magnitude of compensation from branded pharmaceutical manufacturers and higher profit from the sale of generic drugs. These benefits were partially offset by lower sell margin in our U.S. pharmaceutical business.
     In the fourth quarter, operating profit was $585 million and the operating profit margin was 2.27%. For the full year, operating profit was $2.0 billion and the operating profit margin was 1.88%.
     “Each of the businesses within Distribution Solutions performed exceptionally well throughout Fiscal 2010 and contributed to solid margin expansion. Most notably, in our U.S. and Canadian pharmaceutical businesses, we had solid levels of compensation from the broad array of services we offer to branded pharmaceutical manufacturers, and we had profit growth in generics due to strong compliance efforts within our existing customer base. Additionally, our teams across Distribution Solutions did a tremendous job managing the delivery of the nation’s H1N1 flu vaccine this year,” said Hammergren.
     In Technology Solutions, revenues were up 2% for the quarter and for the full year. Services revenues grew 2% in the fourth quarter and 4% for the full year, reflecting the steady nature of our offering. Software and software systems revenues increased 5% for the quarter. Software and software systems revenues were flat for the full year resulting from a bookings shortfall in Fiscal 2009 due to the uncertain economic climate and delays in purchasing due to regulatory uncertainty that slowed down implementations.
     Technology Solutions operating profit was $85 million for the fourth quarter and $385 million for the full year. The operating profit margin was 10.37% for the quarter and 12.32% for the year. Operating profit margin for the fourth quarter and the full year were impacted by a higher software revenue deferral rate, a change in revenue mix, and continued cost controls.

     “We started the year in an economic downturn, which led to longer buying cycles and delayed implementations,” said Hammergren. “Despite that, we grew revenues in Technology Solutions, and we had one of our highest levels of bookings ever in the fourth quarter. I am also pleased that we had the highest full-year operating margin in recent history. With our diverse set of assets and our ability to deliver integrated, high-quality solutions that better connect healthcare, we are well-positioned to support our customers as they navigate the upcoming changes in the market.”
Fiscal Year 2011 Outlook
     “As we look ahead to Fiscal 2011, we expect many of the trends that have contributed to our success will continue,” said Hammergren. “In Distribution Solutions, generics will be a strong driver for our business. Additionally, our broad range of value-added services to branded pharmaceutical manufacturers should result in steady levels of compensation. In Technology Solutions, our fourth-quarter bookings position us for strong results in Fiscal 2011. Finally, our company is on track to provide strong operating cash flow. Based on the solid trends in our business, McKesson expects to earn between $4.72 and $4.92 per diluted share for the fiscal year ending March 31, 2011,” Hammergren concluded.

Key Assumptions for Fiscal Year 2011 Outlook
     The Fiscal 2011 outlook is based on the following key assumptions and is also subject to the Risk Factors outlined below.
•	Distribution Solutions revenue growth should be at market rates, adjusted for our mix of business.
•	Branded price inflation in Fiscal 2011 is expected to be similar to Fiscal 2010 levels.
•	We expect strong growth in the contribution to profit from generic pharmaceuticals.
•	Technology Solutions revenue growth will accelerate modestly from the level of growth in Fiscal 2010.
•	The guidance range assumes a full-year tax rate of 32%, which may vary from quarter to quarter.
•	Capital expenditures and capitalized software should be between $400 million and $450 million.
•	Cash flow from operations is expected to be approximately $1.5 billion.
•	Weighted average diluted shares used in the calculation of earnings are expected to be approximately 267 million for the year.
•	The Fiscal 2011 guidance range does not include any potential litigation reserve adjustments, or the impact of any potential acquisitions, divestitures, impairments, and material restructuring or integration-related actions.

Risk Factors
     Except for historical information contained in this press release, matters discussed may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These statements may be identified by their use of forward-looking terminology such as “believes”, “expects”, “anticipates”, “may”, “will”, “should”, “seeks”, “approximately”, “intends”, “plans”, “estimates” or the negative of these words or other comparable terminology. The discussion of financial trends, strategy, plans or intentions may also include forward-looking statements. It is not possible to predict or identify all such risks and uncertainties; however, the most significant of these risks and uncertainties are described in the company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission and include, but are not limited to: material adverse resolution of pending legal proceedings; changes in the U.S. healthcare industry and regulatory environment; public health issues in the U.S. or abroad; changes in the Canadian healthcare industry and regulatory environment; competition; the frequency or rate of branded drug price inflation and generic drug price deflation; substantial defaults in payment or a material reduction in purchases by, or loss of, a large customer; implementation delays, malfunction or failure of internal information systems; the adequacy of insurance to cover property loss or liability claims; the company’s failure to attract and retain customers for its software products and solutions due to integration and implementation challenges, or due to an inability to keep pace with technological advances; loss of third party licenses for technology incorporated into the company’s products and solutions; the company’s proprietary products and services may not be adequately protected, and its products and solutions may be found to infringe on the rights of others; system errors or failure of our technology products and solutions to conform to specifications; disaster or other event causing interruption of customer access to data residing in our service centers; increased costs or product delays required to comply with existing and changing regulations applicable to our businesses and products; failure to comply with and changes in government regulations relating to sensitive personal information and to format and data content standards; the delay or extension of our sales or implementation cycles for external software products; changes in circumstances that could impair our goodwill or intangible assets; foreign currency fluctuations or disruptions to our foreign operations; new or revised tax legislation or challenges to our tax positions; the company’s ability to successfully identify, consummate and integrate strategic acquisitions; changes in accounting principles generally accepted in the United States of America; and general economic conditions, including changes in the financial markets that may affect the availability and cost of credit to the company, its customers or suppliers. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are first made. Except to the extent required by law, the company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.
     A web cast of the company’s regular conference call to review financial results with the financial community is available through McKesson’s website, www.mckesson.com, live at 5 PM ET today and on replay afterwards. Shareholders are encouraged to review SEC filings and more information about McKesson, which are located on the company’s website.

About McKesson
     McKesson Corporation, currently ranked 14th on the FORTUNE 500, is a healthcare services and information technology company dedicated to helping its customers deliver high-quality healthcare by reducing costs, streamlining processes, and improving the quality and safety of patient care. Over the course of its 177-year history, McKesson has grown by providing pharmaceutical and medical-surgical supply management across the spectrum of care; healthcare information technology for hospitals, physicians, homecare and payors; hospital and retail pharmacy automation; and services for manufacturers and payors designed to improve outcomes for patients. For more information, visit http://www.mckesson.com.
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Contact:
Ana Schrank, 415-983-7153 (Investors and Financial Media)
Ana.Schrank@McKesson.com
James Larkin, 415-983-8736 (General and Business Media)
James.Larkin@McKesson.com

Schedule I
McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in millions, except per share amounts)

	Quarter Ended March 31,			Year Ended March 31,
	2010	2009	Chg.	2010	2009	Chg.
Revenues	$26,643	$26,224	2%	$108,702	$106,632	2%

Cost of sales	25,060	24,759	1	103,026	101,254	2

Gross profit	1,583	1,465	8	5,676	5,378	6

Operating expenses	1,010	967	4	3,688	3,689	—
Litigation charge (credit) (1) (2)	—	—	—	(20)	493	—

Total operating expenses	1,010	967	4	3,668	4,182	(12)

Operating income	573	498	15	2,008	1,196	68

Other income (expense), net (3)	4	(59)	—	43	12	258
Interest expense	(45)	(42)	7	(187)	(144)	30

Income before income taxes	532	397	34	1,864	1,064	75

Income tax expense (4) (5)	(184)	(116)	59	(601)	(241)	149

Net income	$348	$281	24	$1,263	$823	53

Earnings per common share (6)
Diluted (7)	$1.26	$1.01	25%	$4.62	$2.95	57%

Basic	$1.29	$1.03	25%	$4.70	$2.99	57%

Shares on which earnings per common share were based
Diluted	275	277	(1)%	273	279	(2)%
Basic	270	273	(1)	269	275	(2)

(1)	Operating expenses for the year ended March 31, 2010 include a litigation credit of $20 million.

(2)	Operating expenses for the year ended March 31, 2009 include the Average Wholesale Price (“AWP”) litigation charge of $493 million.

(3)	Other income (expense), net for the quarter and year ended March 31, 2009 includes a pre-tax impairment charge of $63 million ($60 million after-tax) to write down two equity-held investments.

(4)	Income tax expense for the quarter and year ended March 31, 2009 includes $22 million and $89 million of credits related to the recognition of previously unrecognized tax benefits and related interest expense as a result of the lapsing of statutes of limitations.

(5)	Income tax expense for the year ended March 31, 2009 includes a $182 million income tax benefit for the AWP litigation charge of $493 million.

(6)	Certain computations may reflect rounding adjustments.

(7)	Diluted earnings per share from continuing operations, excluding the impact of the litigation charge (credit) is as follows (a):

	Year Ended March 31,
	2010	2009	Chg.
Net income — as reported	$1,263	$823	53%

Exclude: Litigation charge (credit)	(20)	493	—
Income tax (benefit) expense on litigation charge (credit)	8	(182)	—

	(12)	311	—

Net income, excluding the litigation charge (credit)	$1,251	$1,134	10

Diluted earnings per common share, excluding the litigation charge (credit) (6)	$4.58	$4.07	13%

Shares on which diluted earnings per common share were based	273	279	(2)

(a)	These pro forma amounts are non-GAAP financial measures. The Company uses these measures internally and considers these results to be useful to investors as they provide relevant benchmarks of core operating performance.

Schedule II
McKESSON CORPORATION
CONDENSED CONSOLIDATED INCOME INFORMATION BY BUSINESS SEGMENT
(unaudited)
(in millions)

	Quarter Ended March 31,				Year Ended March 31,
	2010	2009	Chg.		2010	2009	Chg.
REVENUES
Distribution Solutions
Direct distribution & services	$18,330	$16,800	9%		$72,210	$66,876	8%
Sales to customers’ warehouses	4,553	6,131	(26)		21,435	25,809	(17)

Total U.S. pharmaceutical distribution & services	22,883	22,931	—		93,645	92,685	1
Canada pharmaceutical distribution & services	2,256	1,835	23		9,072	8,225	10
Medical-Surgical distribution & services	684	651	5		2,861	2,658	8

Total Distribution Solutions	25,823	25,417	2		105,578	103,568	2

Technology Solutions
Services	627	615	2		2,439	2,337	4
Software & software systems	161	153	5		571	572	—
Hardware	32	39	(18)		114	155	(26)

Total Technology Solutions	820	807	2		3,124	3,064	2

Revenues	$26,643	$26,224	2		$108,702	$106,632	2

GROSS PROFIT
Distribution Solutions	$1,201	$1,082	11		$4,219	$3,955	7
Technology Solutions	382	383	—		1,457	1,423	2

Gross profit	$1,583	$1,465	8		$5,676	$5,378	6

OPERATING EXPENSES
Distribution Solutions	$615	$597	3		$2,260	$2,284	(1)
AWP litigation charge	—	—	—		—	493	—

Subtotal	615	597	3		2,260	2,777	(19)
Technology Solutions	299	279	7		1,077	1,096	(2)
Corporate	96	91	5		351	309	14
Litigation credit	—	—	—		(20)	—	—

Operating expenses	$1,010	$967	4		$3,668	$4,182	(12)

OTHER INCOME (EXPENSE), NET
Distribution Solutions (1)	$(1)	$(63)	(98)		$29	$(20)	—
Technology Solutions	2	2	—		5	7	(29)
Corporate	3	2	50		9	25	(64)

Other income (expense), net	$4	$(59)	—		$43	$12	258

OPERATING PROFIT (LOSS)
Distribution Solutions (1)	$585	$422	39		$1,988	$1,651	20
AWP litigation charge	—	—	—		—	(493)	—

Subtotal	585	422	39		1,988	1,158	72
Technology Solutions	85	106	(20)		385	334	15

Operating profit	670	528	27		2,373	1,492	59
Corporate	(93)	(89)	4		(342)	(284)	20
Litigation credit	—	—	—		20	—	—

Income before interest expense and income taxes	$577	$439	31		$2,051	$1,208	70

STATISTICS
Operating profit as a % of revenues
Distribution Solutions	2.27%	1.66%	61	bp	1.88%	1.12%	76	bp
Distribution Solutions, excluding AWP litigation charge	2.27%	1.66%	61		1.88%	1.59%	29
Technology Solutions	10.37%	13.14%	(277)		12.32%	10.90%	142

(1)	Other income (expense), net and Operating profit for the quarter ended and year ended March 31, 2009 for our Distribution Solutions segment include a pre-tax impairment charge of $63 million to write down two equity-held investments.

Schedule III
McKESSON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions)

	March 31,	March 31,
	2010	2009
ASSETS
Current Assets
Cash and cash equivalents	$3,731	$2,109
Receivables, net	8,075	7,774
Inventories, net	9,441	8,527
Prepaid expenses and other	257	261

Total	21,504	18,671
Property, Plant and Equipment, Net	851	796
Capitalized Software Held for Sale, Net	234	221
Goodwill	3,568	3,528
Intangible Assets, Net	551	661
Other Assets	1,481	1,390

Total Assets	$28,189	$25,267

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Drafts and accounts payable	$13,255	$11,739
Deferred revenue	1,218	1,145
Current portion of long-term debt	3	219
Other accrued liabilities	2,536	2,503

Total	17,012	15,606
Long-Term Debt	2,293	2,290
Other Noncurrent Liabilities	1,352	1,178
Stockholders’ Equity	7,532	6,193

Total Liabilities and Stockholders’ Equity	$28,189	$25,267

Schedule IV
McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in millions)

	Year Ended March 31,
	2010	2009
OPERATING ACTIVITIES
Net income	$1,263	$823
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	474	441
Other deferred taxes	161	320
Share-based compensation expense	114	99
Other non-cash items	(3)	(7)
Changes in operating assets and liabilities, net of business acquisitions:
Receivables	(133)	(708)
Inventories	(782)	370
Drafts and accounts payable	1,340	(189)
Deferred revenue	27	(55)
Taxes	88	(47)
Litigation charge (credit)	(20)	493
Litigation settlement payments	(350)	—
Deferred tax (benefit) expense on litigation	116	(172)
Other	21	(17)

Net cash provided by operating activities	2,316	1,351

INVESTING ACTIVITIES
Property acquisitions	(199)	(195)
Capitalized software expenditures	(179)	(197)
Acquisitions of businesses, less cash and cash equivalents acquired	(18)	(358)
Restricted cash for litigation charge	55	(55)
Other	32	78

Net cash used in investing activities	(309)	(727)

FINANCING ACTIVITIES
Proceeds from short-term borrowings	5	3,630
Repayments of short-term borrowings	(6)	(3,630)
Proceeds from long-term borrowings	—	699
Repayments of long-term debt	(218)	(4)
Common stock transactions:
Issuances	212	97
Share repurchases, including shares surrendered for tax withholding	(323)	(298)
Share repurchases, retirements	—	(204)
Share transactions — other	40	10
Dividends paid	(131)	(116)
Other	—	(6)

Net cash provided by (used in) financing activities	(421)	178
Effect of exchange rate changes on cash and cash equivalents	36	(55)

Net increase in cash and cash equivalents	1,622	747
Cash and cash equivalents at beginning of year	2,109	1,362

Cash and cash equivalents at end of year	$3,731	$2,109